CONSULTING AGREEMENT

THIS AGREEMENT made effective as of the 28th day of August, 2013.

AMONG:

Abattis Bioceuticals Corp. whose registered office is at 1000 - 355 W Burrard St. Vancouver, BC V6C 2GB

(the "Company")

OF THE FIRST PART

AND:

Jarrett Malnarick whose registered office is at Perrick Enterprises Inc., 4720 Tamarck Place, Sechelt, BC V0N 3A2 Canada

("the Consultant")

OF THE SECOND PART

WHEREAS:

-	the Consultant is experienced business and specifically in obtaining licensing and Funding from Canadian Government sources and is focused as a grant and licensing consultant; and

-	the Company wishes to retain the Consultant on the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the material promises and conditions contained in this Agreement, the parties hereto covenant and agree each with the other as follows:

1.	Engagement. The Company hereby engages the Consultant to provide exclusive services as defined in this agreement and the Consultant hereby accepts the engagement upon the terms and conditions hereinafter set forth.

2.	Initial Term. Subject to the provisions for termination as hereinafter provided, the term of the engagement shall be for an initial period of 24 months commencing on September _1_, 2013 (The "Term of the Engagement").

3.	Further Term. The term of this engagement shall be renewable if agreed to in writing by both parties.

4.	Services. The Consultant agrees to provide management and consulting services to the Company and to act in the capacity lead advisor and coordinator of completing and filing applications with Health Canada on behalf of the Company clients of the Company (the "Company Clients") seeking licensing for Marijuana for Medical Purposes "MMPR" from Health Canada.

4.1	Nothing contained in this Agreement shall prohibit the Consultant from providing services to any other company, firm, entity or individual, which do not conflict, compete or interfere with the services to be provided by the Consultant under this Agreement. The Company acknowledges and agrees that the Consultant's existing six clients are saved and excepted from the requirement that the Consultant's services for those existing six clients who may or may not compete with the services to be provided by the Consultant under this Agreement.

4.2	It is understood that the amount of time and effort required by the Consultant shall be that amount of time required to sufficiently perform its duties.

4.3	General Covenants. The Consultant covenants and agrees that in performing the services described in Section 4 hereto and any other such services as may be designated from time to time by the Company, he will:

i.	act with reasonable care, skill and diligence;

ii.	act honestly;

iii.	use his best efforts to further the interests of the Company;

iv.	act in accordance with all relevant laws and regulations;

v.	comply with high professional standards and integrity; and

vi.	observe and conform to all commercially reasonable lawful orders and directions and instructions as from time to time shall be given to them.

5.	Compensation

5.1	Stock Options. Subject to the policies of the Canadian National Stock Exchange (the "CNSX") the Consultant will be granted 50,000 options (the "Options"). The Options shall vest immediately upon signing of this Agreement and will be exercisable at $0.15 per share or at the price equal to the closing market price on the trading day prior to the date of grant. The Options will vest in accordance with a vesting schedule such that 25% of the Options will vest at the end of every three moth period until all of the options have vested or this Agreement is terminated. In the event that this Agreement is terminated prior to all of the Options have vested, the unvested options shall terminate immediately.

Performance bonuses will be awarded to consultant at a rate of 50,000 Options per application approved from Health Canada for the Company Clients.

5.2	Common Shares. Upon the execution of this Agreement by all parties hereto, the Company will pay the Consultant a signing bonus of 100,000 common shares of the Company (the "Shares.") The issuance of the shares by the Company to the Consultant is subject to the following (1) the policies of the CNSX, (2) the completion of any further documents reasonable requested by the Company of the Consultant and (3) the existence of an applicable exemption from the prospectus and registration requirement of the B.C. Securities Act regarding the issuance of the Shares. The Consultant understands that the Shares will not be issued to him by the Company in the event that any one of the numbered conditions stated in this Section 5.2 are not satisfied.

The Shares will be legended in accordance with applicable securities laws and the certificate representing the Shares will bear the following legend:

"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [DATE FOUR MONTHS AND ONE DAY FOLLOWING THE DATE OF ISSUANCE]."

5.3	Monetary compensation. The Company will pay the Consultant a fee of $8,000 to $10,000 per license application submitted by the Consultant to Health Canada on behalf of the Company, its Clients or joint ventures for review by Health Canada. The Company will not pay the Consultant any fees initially but may elect to amend this agreement for a monthly fee subject to change by mutual agreement.

6.	Independent Contractor.

6.1	The Consultant shall be an independent contractor and shall have responsibility for and control over the details and means of performing services.

6.2	The Consultant acknowledges that he shall not be entitled to any sickness pay, long service leave, holiday pay or other entitlement except the remuneration as set forth in Section 5 of this Agreement.

6.3	The Company is only interested in the results of the work carried out by the Consultant and not the manner in performance thereof and does not desire to direct or control the same. However, the work contemplated and the services rendered must meet the approval of the Company, as applicable, and shall be subject to the Company's, as applicable, general right of inspection.

6.4	All work and activities carried out by The Consultant under this Agreement shall be at The Consultant's entire risk and The Consultant shall not be entitled to workers' compensation or any similar benefits or the benefit of any insurance protection provided by the Company.

7.	Income Tax. The Consultant acknowledges that it will be solely responsible for paying income tax in respect to all amounts payable to The Consultant under this Agreement.

8.	Termination of Engagement

8.1	Termination without cause. The Company and The Consultant may at any time during the Term of Engagement terminate this Agreement without cause, by providing 30 days written notice to the other party.

8.2	Termination by the Company with cause. The Company may at any time during the Term of Engagement terminate this Agreement for cause, without notice and without liability for any claim, action or demand upon the happening of one or more of the following events:

i.	if the Consultant, fails or refuses, repeatedly, to comply in any material respect with the reasonable policies, standards or regulations of the Company established from time to time in writing in accordance with this Agreement;

ii.	if the Consultant fails to perform in any material respect his duties determined by the Company in accordance with this Agreement and consistent with the customary duties of the Consultant's engagement;

iii.	if the Consultant conducts himself in a willfully dishonest, or an unethical or fraudulent manner that materially discredits the Company or is materially detrimental to the reputation, character or standing of the Company; or

iv.	if the Consultant conducts any unlawful or criminal activity, which activity materially discredits the Company or is materially detrimental to the reputation, character or standing of the Company.

8.3	Death or disability. This Agreement shall forthwith terminate on the death or incapacity of The Consultant.

8.4	Termination by Consultant. The Consultant may terminate this Agreement at any time by providing 30 days written notice to the Company.

9.	Property of the Company. The Consultant hereby acknowledges and agrees that all personal property, including without limitation, all books, manuals, records, reports, notes contracts, lists, and other documents, proprietary information (as defined below), copies of any of the foregoing, and equipment furnished to or prepared by The Consultant in the course of or incidental to its engagement, including without limitation, records and any other materials pertaining to the Company or its business, or belonging to the Company shall be promptly returned to the Company upon termination of the Term of Engagement.

10.	Proprietary Information and Non-Competition.

Both parties undertake to keep confidential the terms and conditions of this Agreement, except for those disclosures required by law. Both parties undertake not to divulge to clients, partners, customers and business relations the terms of this agreement or Company Proprietary Information, unless such disclosure is otherwise mutually agreed upon in writing.

Company Proprietary Information. "Company Proprietary Information" means information about the Company disclosed to The Consultant, alone or with others, in connection with his engagement by the Company, which is not generally known to the industry in which the Company is or may become engaged about the Company's products, processes, and services, including but not limited to, information relating to customers, sources of supply, personnel, sources of methods of growing, producing, formulating products, marketing, pricing, merchandising, or sales.

During the Term of Engagement, The Consultant shall inform the Company in writing and obtain approval of the Company, on an ongoing basis, of the details of any other engagements or transactions, which would result in a conflict with the business of the Company.

11.	Assignment, Successor and Assigns.

The Consultant agrees that it will not assign, transfer or otherwise dispose of any rights or obligations under this Agreement to any party other than Abattis and or its subsidiaries. Any such purported assignment or transfer shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any affiliated company. Subject to the foregoing , this Agreement shall be binding upon and shall enure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

12.	General Provisions.

i.	Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the address appearing in the introductory section of this Agreement, but each party may change that address by written notice in accordance with this section. Notice delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated two days after the date of mailing.

ii.	This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the engagement of The Consultant by the Company, and contains all of the covenants and agreements between the parties with respect to that engagement in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement, shall be valid or binding on either party.

iii.	The parties hereto agree and warrant to use best efforts, due diligence, and to maintain full disclosure of all matters of the business and conduct of the parties with respect to this Agreement.

iv.	Any modification of this Agreement will be effective only if it is in writing and signed by the party to be bound thereby.

v.	All references to money in this Agreement are expressed in the lawful currency of Canada.

vi.	The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right to power for all or any other times.

vii.	If any provision to this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

viii.	This Agreement shall be construed and in all respects governed by the laws of the Province of British Columbia and the laws of Canada applicable to British Columbia and is subject to the exclusive jurisdiction of the Courts of the Province of British Columbia.

ix.	The parties hereto agree to execute and to cause to be effected such additional documents or matters as shall be required to fully and effectually achieve the intent hereof and to achieve matters collateral hereto including, but not limited to, necessary corporate resolutions, necessary regulatory filings, or such other matters required between the parties that are necessary to effect the intent of this Agreement and matters collateral.

x.	If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality or enforceability of such provision shall not in any way be affected of impaired thereby in any other jurisdiction, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

xi.	This Agreement may be executed in any number of counterparts and by facsimile transmission with the same effect as if all parties hereto had signed the same document. All counterparts will be construed together and constitute one and the same agreement.

IN WITNESS WHEREOF the parties have duly executed this Agreement on October ___, 2013.

Abattis Bioceuticals Corp. Per: /s/ Mike Withrow	) ) ) ) )
Authorized Signatory	)

SIGNED, SEALED AND DELIVERED by Jarrett Malnarick in the presence of: [pending] Signature Name Address Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	Name